AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE


                AMCAST REPORTS FISCAL 2004 SECOND QUARTER RESULTS


DAYTON, OHIO, March 23, 2004 - Amcast Industrial Corporation, (AICO.OB) today reported financial results for its fiscal 2004 second quarter ended February 29, 2004.

Sales of $94.4 million in the second quarter were 4.7% lower than the prior year quarter sales of $99.1 million. Operating income in the second quarter of $2.4 million was up by almost 31% over the prior-year quarter. The operating income improvement was the result of an improved gross margin due to reduced manufacturing costs and lower selling, general and administrative costs. The profit improvement at the operating level was much more dramatic than the after-tax level because tax benefits were significantly higher in the prior year. The net loss of $1.2 million, or $0.13 per share, improved by 6.7% over the net loss from continuing operations in last year's quarter of $1.3 million, or $0.15 per share.

The quarterly sales decline resulted from lower aluminum components sales, primarily in the gravity-cast operations. This decline was partly offset by strong demand for plumbing products and pistons for automotive air conditioning compressors. By segment, Flow Control sales grew by over 18%, but Engineered Components sales fell by almost 15%.

During the second quarter last year, the Company recorded a loss on the sale of Speedline, its European wheel business. Accordingly, Speedline was classified as a discontinued operation. The after-tax loss in fiscal 2003 from discontinued operations was $54.6 million, or $6.17 per share, for the second quarter and $56.7 million, or $6.82 per share, for the first six months.


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Amcast Industrial Corporation
News Release - Page 2 of 5
March 23, 2003

Year-to-date sales were $207.4 million, down by 1.9% versus the prior year. Sales in the Flow Control segment were up by 14%, while Engineered Components sales declined by 8%. Year-to-date operating income of $7.3 million grew from $2.7 million last year, or by 165%. Both an improved gross margin and lower selling, general and administrative expenses contributed to the increase. Year to date, the Company's net loss from continuing operations was $0.2 million, or $0.02 per share, compared with a net loss from continuing operations of $3.2 million, or $0.36 per share, in the prior year.

Joseph R. Grewe, President and Chief Executive Officer, said, "The operating income increase reflects better manufacturing performance, and it is important to recognize that operating income increased during a period of declining sales. We are still, however, turning the corner to profitability at the net income line. Management has continued to focus on lower spending. During the quarter selling, general and administrative expenses decreased by almost 7%, and fell to 9.1% of sales from 9.3% of sales in the prior-year quarter. Year-to-date selling, general and administrative expenses were 8.1% of sales. Productivity increased over last year by almost 14% year to date as measured by sales per full-time-equivalent employee. Continued implementation of lean manufacturing concepts as well as internal quality improvements helped improve performance."

Byron Pond, Chairman, commented, "Amcast's balance sheet continued to improve in the quarter. Net operating assets decreased by 1% during the quarter as capital spending was held to 34% of depreciation. Amcast also reduced debt by $3 million in the quarter, and debt has been lowered by over $5 million year to date."

Mr. Grewe concluded, "Amcast just missed net income break-even for the first six months. However, this was the Company's ninth consecutive quarter of positive operating income. Traditionally, the second quarter is our most difficult quarter, and this year was no exception. Clearly, the Amcast Production System, and our relentless efforts to reduce costs are producing operating and financial benefits. Our plans are to continue these successful programs as well as focus on process improvements, better quality, and improved customer service."

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Amcast Industrial Corporation
News Release - Page 3 of 5
March 23, 2003


A conference call to discuss the fiscal 2004 second quarter financial performance will be held Wednesday, March 24 at 3 p.m. EST. The webcast can be accessed through www.amcast.com.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national distribution channels and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, competitive pricing pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions, and labor availability and relations at the company and its customers, and the impact of homeland security measures.
Contact--
Media and Investors:  Michael Higgins 937/291-7015

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Amcast Industrial Corporation
News Release - Page 4 of 5
March 23, 2003


                            STATEMENTS OF OPERATIONS
                    ($ in thousands except per share amounts)

                                                                  Three Months Ended                 Six Months Ended
                                                               February 29       March 2         February 29       March 2
                                                                  2004            2003              2004             2003
                                                               -----------    -----------        -----------     -----------

Net Sales                                                       $ 94,444        $ 99,145         $ 207,380        $ 211,367

Cost of sales                                                     83,503          88,143           183,251          189,236
                                                               -----------    -----------        -----------     -----------
Gross Profit                                                      10,941          11,002            24,129           22,131

Selling, general, and administrative expenses                      8,575           9,194            16,802           19,363
                                                               -----------    -----------        -----------     -----------
Operating Income                                                   2,366           1,808             7,327            2,768

Other (income) expense                                               (15)              9               (18)             (23)
Interest expense                                                   3,694           3,888             7,551            7,859
                                                               -----------    -----------        -----------     -----------
Loss Before Income Taxes, Discontinued Operations,
  and Cumulative Effect of Accounting Change                      (1,313)         (2,089)             (206)          (5,068)

Income taxes (benefit)                                               (65)           (752)               (4)          (1,891)
                                                               -----------    -----------        -----------     -----------
Loss From Continuing Operations                                   (1,248)         (1,337)             (202)          (3,177)

Discontinued Operations
  Loss from operations, net of tax                                     -          (4,766)                -          (10,118)
  Loss on sale of assets, net of tax                                   -         (49,822)                -          (49,822)
                                                               -----------    -----------        -----------     -----------
Loss Before Cumulative Effect of Accounting Change                (1,248)        (55,925)             (202)         (63,117)

Cumulative effect of accounting change, net of tax                     -               -                 -          (46,536)
                                                               -----------    -----------        -----------     -----------
Net Loss                                                        $ (1,248)      $ (55,925)           $ (202)       $(109,653)
                                                               ===========    ===========        ===========     ===========
Basic and Diluted Earnings (Loss) Per Share
  Continuing operations                                          $ (0.13)        $ (0.15)          $ (0.02)         $ (0.36)
  Discontinued operations                                              -           (6.17)                -            (6.82)
                                                               -----------    -----------        -----------     -----------
  Before cumulative effect of accounting change                    (0.13)          (6.32)            (0.02)           (7.18)
  Cumulative effect of accounting change                               -               -                 -            (5.30)
                                                               -----------    -----------        -----------     -----------
  Net earnings (loss)                                            $ (0.13)        $ (6.32)          $ (0.02)        $ (12.48)
                                                               ===========    ===========        ===========     ===========

Average number of shares outstanding - Basic and Diluted           9,290           8,852             9,280            8,784


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Amcast Industrial Corporation
News Release - Page 5 of 5
March 23, 2003

                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

                                                       February 29    August 31
                                                          2004           2003
                                                       ----------   ----------
ASSETS

Current Assets
Cash and cash equivalents                                $ 7,039       $ 5,697
Accounts receivable                                       39,364        39,979
Inventories                                               19,163        19,004
Other current assets                                       4,069         5,338
                                                       ----------   ----------
Total Current Assets                                      69,635        70,018

Fixed Assets, (net)                                      130,668       139,397
Restricted Cash                                            6,000         7,078
Deferred Taxes                                             4,204         4,204
Other Assets                                               8,484         9,627
                                                       ----------   ----------
Total Assets                                           $ 218,991     $ 230,324
                                                       ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable                                        $ 27,820      $ 31,419
Current debt                                               5,900         2,456
Other current liabilities                                 19,967        21,011
                                                       ----------   ----------
Total Current Liabilities                                 53,687        54,886

Long-Term Debt                                           166,690       175,184
Deferred Liabilities                                      40,619        42,189

Shareholders' Equity (Deficit)                           (42,005)      (41,935)
                                                       ----------   ----------
Total Liabilities and Shareholders' Equity (Deficit)   $ 218,991     $ 230,324
                                                       ==========   ==========